Exhibit 99.1

Garrett Motion Reports Second Quarter 2019 Financial Results

Second Quarter 2019 Highlights

•	Net sales totaled $802 million; down 8.6% reported and 3.9% organically*

•	Net income totaled $66 million, or basic and diluted earnings per share of $0.88 and $0.86, respectively

•	Adjusted EBITDA* decreased 7.8% to $154 million

•	Adjusted EBITDA margin* increased to 19.2%

•	Net debt* totaled $1,416 million at June 30, 2019

•	Revised 2019 guidance driven by lower LV production, slower ramp up LV-Gas launches in China and FX

First Half 2019 Highlights

•	Net sales totaled $1,637 million; down 8.6% reported and 3.5% organically*

•	Net income totaled $139 million, or basic and diluted earnings per share of $1.87 and $1.83, respectively

•	Adjusted EBITDA* decreased 9.0% to $313 million

•	Adjusted EBITDA margin* was 19.1%

•	Net debt to Consolidated EBITDA ratio* was 3.20X at June 30, 2019

ROLLE, Switzerland, July 30, 2019 – Garrett Motion Inc. (NYSE: GTX), a cutting-edge technology provider that enables vehicles to become safer, more connected, efficient and environmentally friendly, today announced its financial results for the second quarter and six months ended June 30, 2019.

Q2 2019	Q2 2018	$ Millions (unless otherwise noted)	H1 2019**	H1 2018**
802	877	Net sales	1,637	1,792
620	662	Cost of goods sold	1,259	1,366
182	215	Gross profit	378	426
22.7%	24.5%	Gross profit %	23.1%	23.8%
58	63	Selling, general and administrative	118	126
154	167	Adjusted EBITDA*	313	344
19.2%	19.0%	Adjusted EBITDA margin*	19.1%	19.2%
87	107	Income before taxes	184	220
66	150	Net income (loss)	139	208
30	19	Expenditures for property, plant and equipment	51	47

June 30, 2019	June 30, 2018	$ Millions (unless otherwise noted)	June 30, 2019	March 31, 2019
1,416	N/A	Net debt*	1,416	1,392
3.20X	N/A	Net debt to consolidated EBITDA ratio*	3.20X	3.00X

*	See reconciliations to the nearest GAAP measure in pages 6-14.
**	For the periods prior to the Spin-Off from Honeywell, the financial information is prepared under the combined basis described in our Form 10-Q for the quarter ended September 30, 2018.

“Our financial results for the second quarter of 2019 reflect Garrett’s success maintaining a solid margin profile in a challenging market environment,” said Olivier Rabiller, Garrett President and CEO. “Our disciplined productivity management, both internally and with our supply base, has enabled us to deliver strong margins despite the slowdown in global auto production and the accelerated rebalancing of our portfolio towards gasoline turbos. In Q2, our gasoline products grew to 31% of total revenue, up 600 basis points from a year ago.

“Garrett remains focused on further developing its technology leadership to benefit from increasing turbo adoption and to provide customers with innovative and differentiated solutions that address the challenges facing the automotive industry. With a strong position in its core turbo activities and a highly productive and flexible global operating platform, Garrett remains well positioned to help the auto industry’s transformation towards more electrified and connected vehicles and to create long term value for shareholders.”

Results of Operations

Net sales for the second quarter of 2019 were $802 million compared to $877 million in the second quarter of 2018, a decrease of 8.6%. On an organic basis, net sales for the quarter declined 3.9%. The decrease was primarily driven by lower net sales for light vehicles OEM products by $53 million ($31 million of which was due to foreign currency translation). Lower diesel volumes in Europe and Asia were partially offset by higher gasoline volumes stemming from increased turbocharger penetration in gasoline engines and new product launches. For the six months ended June 30, 2019, net sales totaled $1,637 versus $1,792 million for the six months ended June 30, 2018.

Cost of goods sold for the second quarter of 2019 was $620 million, compared to $662 million in the second quarter of 2018. The decline was primarily driven by decreases in direct material costs and labor expenses stemming from lower volumes. In addition, research and development expenses in the quarter declined to $29 million from $37 million in Q2 2018 due to increased customer and government funding.

For the six months ended June 30, 2019, the cost of goods sold was $1,259 versus $1,366 million for the same period in 2018. Research and development expenses were $61 million for the six months ended June 30, 2019, compared to $68 million for the six months ended June 30, 2018.

Gross profit percentage for the second quarter of 2019 was 22.7% versus 24.5% in the second quarter of 2018, primarily due to the unfavorable impacts from product mix and pricing, partially offset by higher productivity. For the six months ended June 30, 2019, gross profit percentage was 23.1% compared to 23.8% for the six months ended June 30, 2018.

Selling, general and administrative (SG&A) expenses for the second quarter of 2019 decreased to $58 million from $63 million in Q2 2018. As a percentage of net sales, SG&A was 7.2% for both the second quarter of 2019 and 2018.

For the six months ended June 30, 2019, SG&A totaled $118 million compared to $126 million for the same period in 2018. As a percentage of net sales, SG&A increased to 7.2% from 7.0% for the six months ended June 30, 2018, primarily due to lower net sales.

Other expenses - net for the second quarter of 2019 declined to $17 million from $39 million in the second quarter of 2018. During the second quarter of 2019, the company recognized $17 million in legal fees related to its Indemnification and Reimbursement Agreement with Honeywell. Other expenses - net for the six months ended June 30, 2019 totaled $36 million versus $81 million for the same period in 2018.

Net income for the second quarter of 2019 was $66 million, compared to net income of $150 million in the second quarter of 2018. Net income for the second quarter of 2018 included a $55 million tax benefit attributable to currency impacts for withholding taxes on undistributed earnings and did not include any interest expense related to the debt raised at the time of the Spin-Off.

For the six months ended June 30, 2019, net income totaled $139 million versus $208 million for the six months ended June 30, 2018. Net income for the six months ended June 30, 2018 included a $30 million tax benefit attributable to currency impacts for withholding taxes on undistributed earnings and did not include any interest expense related to the debt raised at the time of the Spin-Off.

Earnings per basic and diluted share were $0.88 and $0.86, respectively, in the second quarter of 2019, compared to $2.03 per basic and diluted share in the second quarter of 2018. The weighted average number of basic and diluted common shares outstanding was 74,591,478 and 76,900,544, respectively, in the second quarter of 2019, and 74,070,852 for both basic and diluted shares in the second quarter of 2018.

For the six months ended June 30, 2019, earnings per basic and diluted share were $1.87 and $1.83, respectively, compared to $2.81 per basic and diluted share for the same period in 2018. The weighted average number of basic and diluted common shares outstanding was 74,414,450 and 76,129,821, respectively, for the six months ended June 30, 2019, and 74,070,852 for both basic and diluted shares for the six months ended June 30, 2018.

Expenditures for property, plant and equipment for the second quarter of 2019 totaled $30 million, or 3.7% of net sales, compared to $19 million, or 2.2% of net sales, in the second quarter of 2018.

For the six months ended June 30, 2019, expenditures for property, plant and equipment were $51 million, or 3.1% of net sales, compared to $47 million, or 2.6% of net sales, for the six months ended June 30, 2018.

Non-GAAP Financial Measures

Adjusted EBITDA for the second quarter of 2019 was $154 million versus $167 million for the same period in 2018, primarily due to lower net sales, partially offset by productivity. The Adjusted EBITDA margin was 19.2% in the quarter versus 19.0% in the second quarter of 2018. For the second quarter of 2019, cash flow provided by operations minus capital expenditures was $(29) million versus $248 million for the three months ended June 30, 2018.

For the six months ended June 30, 2019, Adjusted EBITDA and Adjusted EBITDA margin were $313 million and 19.1%, respectively, compared to $344 million and 19.2% for the same period in 2018. For the six months ended June 30, 2019, cash flow provided by operations minus capital expenditures was $(14) million versus $232 million for the six months ended June 30, 2018.

Liquidity and Capital Resources

As of June 30, 2019, Garrett had approximately $669 million in available liquidity, including $182 million in cash and cash equivalents and $487 million available under its revolving credit facility.

As of June 30, 2019, net debt totaled $1,416 million compared to $1,392 million as of March 31, 2019, an increase of approximately $24 million. Net Debt to Consolidated EBITDA (as defined in the Credit Agreement) was 3.20X as of June 30, 2019 compared to 3.0X as of March 31, 2019. Garrett’s weighted average stated interest rate was 3.1% as of June 30, 2019, and the company has no significant debt maturities until 2023.

Revised 2019 Outlook

For 2019, the company now anticipates between -1% and +1% in organic net sales growth, and between $600 million and $620 million in Adjusted EBITDA, assuming current foreign exchange rates. Garrett is also targeting Adjusted Levered Free Cash Flow conversion in 2019 between 50% and 55%. The reduction in guidance is driven by lower light vehicle production, a slower ramp up of light vehicle gasoline launches in China and a decrease in the euro dollar exchange rate.

The prior 2019 guidance was for organic net sales growth between 2% and 4%, and between $630 million and $650 million in Adjusted EBITDA, and we were targeting Adjusted Free Cash Flow conversion between 55% and 60%.

Conference Call

Garrett will host a conference call on Tuesday, July 30, 2019 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-844-835-9983 and the dial-in number for international callers is +1-412-317-5268. The access code for all callers is 10132617. A live webcast and related slide presentation will also be available at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through August 13, 2019 by dialing +1-877-344-7529 in the U.S. and +1-412-317-0088 outside the U.S., and then entering the access code 10132617. The webcast will also be archived on Garrett’s website.

Material Weakness in Internal Control Over Financial Reporting

In accordance with the terms of our Indemnification and Reimbursement Agreement with Honeywell, our Consolidated and Combined Balance Sheets reflect a liability of $1,188 million in Obligations payable to Honeywell as of June 30, 2019, (the “Indemnification Liability”). The amount of the Indemnification Liability is based on information provided to us by Honeywell with respect to Honeywell’s assessment of its own asbestos-related liability payments and accounts payable as of such date and is calculated in accordance with the terms of the Indemnification and Reimbursement Agreement. Honeywell estimates its future liability for asbestos-related claims based on a number of factors.

As previously disclosed, in the course of preparing our Annual Report on Form 10-K and our Consolidated and Combined Financial Statements for the year ended December 31, 2018, our management determined that there was a material weakness in our internal control over financial reporting relating to the supporting evidence for our liability to Honeywell under the Indemnification and Reimbursement Agreement. Specifically, we were unable to independently verify the accuracy of the certain information Honeywell provided to us that we used to calculate the amount of our Indemnification

Liability, including information provided in Honeywell’s actuary report and the amounts of settlement values and insurance receivables. For example, Honeywell did not provide us with sufficient information to make an independent assessment of the probable outcome of the underlying asbestos proceedings and whether certain insurance receivables are recoverable. This material weakness has not yet been remediated.

In consultation with our outside advisors, we are working to obtain additional information about the Indemnification Liability through a dialogue and iterative process with Honeywell. That process has continued, and we and our advisors remain in communication with Honeywell on these issues.

Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our anticipated financial performance, expectations regarding global automotive demand, anticipated growth of our gasoline business, trends in foreign exchange rates, and projections regarding our technology solutions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2018, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This presentation includes EBIT, EBITDA, Adjusted EBITDA, Adjusted EBITDA minus CAPEX, Adjusted EBIT, Net Debt, Net Debt to Consolidated EBITDA ratio, Consolidated Debt to Consolidated EBITDA ratio, Adjusted Unlevered Free Cash Flow, Adjusted Levered Free Cash Flow, Levered Free Cash Flow, Consolidated EBITDA, Consolidated EBITDA excluding Honeywell indemnity obligation; Adjusted EBITDA Margin, Consolidated EBITDA Margin, Adjusted EBIT Margin, Consolidated EBITDA excluding Honeywell indemnity obligation Margin, Cash flow from operations minus capital expenditures, organic sales growth and other financial measures not compliant with generally accepted accounting principles in the United States (“GAAP”). The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA, Adjusted EBITDA Margin, Consolidated EBITDA, Consolidated EBITDA Margin, and Adjusted EBIT are important indicators of operating performance because they exclude the effects of income taxes and certain other expenses, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Consolidated and Combined Financial Statements, see our annual report on Form 10-K for the year ended December 31, 2018 and our quarterly report on Form 10-Q for the quarter ended June 30, 2019.

Additional disclaimers

Prior to Garrett’s Spin-Off from Honeywell on October 1, 2018, Garrett’s historical financial statements were prepared on a stand–alone basis and derived from the consolidated financial statements and accounting records of Honeywell. Accordingly, for periods prior to October 1, 2018, our financial statements are presented on a combined basis and for the periods subsequent to October 1, 2018 are presented on a consolidated basis (collectively, the historical financial statements for all periods presented are referred to as “Consolidated and Combined Financial Statements”). The Consolidated and Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our consolidated and combined results of operations, financial condition and cash flows would have been had the business operated as a separate, publicly traded company during the periods presented, particularly because of changes that we have experienced and expect to continue to experience in the future as a result of our separation from Honeywell, including changes in the financing, cash management, operations, cost structure and personnel needs of our business.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
+1 973 867-7014	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$802	$877	$1,637	$1,792
Cost of goods sold	620	662	1,259	1,366

Gross profit	$182	$215	$378	$426

Selling, general and administrative expenses	58	63	118	126
Other expense, net	17	39	36	81
Interest expense	18	—	34	2
Non-operating expense (income)	2	6	6	(3)

Income before taxes	$87	$107	$184	$220

Tax expense	21	(43)	45	12

Net income	$66	$150	$139	$208

Earnings per common share
Basic	$0.88	$2.03	$1.87	$2.81
Diluted	$0.86	$2.03	$1.83	$2.81

Weighted average common shares outstanding
Basic	74,591,478	74,070,852	74,414,450	74,070,852
Diluted	76,900,544	74,070,852	76,129,821	74,070,852

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$66	$150	$139	$208
Foreign exchange translation adjustment	(34)	(71)	25	(248)
Defined benefit pension plan adjustment, net of tax	—	—	1	—
Changes in fair value of effective cash flow hedges, net of tax	(1)	26	2	19

Total other comprehensive (loss) income, net of tax	(35)	(45)	28	(229)

Comprehensive income (loss)	$31	$105	$167	$(21)

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	($ in millions)
ASSETS
Current assets:
Cash and cash equivalents	$182	$196
Accounts, notes and other receivables—net	790	750
Inventories—net	193	172
Other current assets	49	71

Total current assets	1,214	1,189
Investments and long-term receivables	38	39
Property, plant and equipment—net	435	438
Goodwill	193	193
Deferred income taxes	191	165
Other assets	101	80

Total assets	$2,172	$2,104

LIABILITIES
Current liabilities:
Accounts payable	883	916
Borrowings under revolving credit facility	—	—
Current Maturities of long-term debt	14	23
Obligations payable to Honeywell, current	126	127
Accrued liabilities	378	426

Total current liabilities	1,401	1,492
Long-term debt	1,552	1,569
Deferred income taxes	55	27
Obligations payable to Honeywell	1,327	1,399
Other liabilities	254	210

Total liabilities	$4,589	$4,697

COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common stock, par value $0.001; 400,000,000 shares authorized; 74,672,182 and 74,070,852 issued and 74,621,155 and 74,019,825 outstanding as of June 30, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	14	5
Retained Earnings	(2,532)	(2,671)
Accumulated other comprehensive income	101	73

Total stockholders’ deficit	(2,417)	(2,593)

Total liabilities and stockholders’ deficit	$2,172	$2,104

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
($ in millions)	2019	2018
Cash flows from operating activities:
Net (loss) income	$139	$208
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	—	(24)
Depreciation	35	36
Amortization of deferred issuance costs	3	—
Foreign exchange (gain) loss	11	6
Stock compensation expense	9	12
Pension expense	3	5
Other	6	—
Changes in assets and liabilities:
Accounts, notes and other receivables	(42)	(120)
Receivables from related parties	—	50
Inventories	(26)	6
Other assets	14	4
Accounts payable	(14)	56
Payables to related parties	—	36
Accrued liabilities	(48)	(3)
Obligations payable to Honeywell	(61)	—
Asbestos-related liabilities	—	(7)
Other liabilities	8	14

Net cash provided by (used for) operating activities	$37	$279

Cash flows from investing activities:
Expenditures for property, plant and equipment	(51)	(47)
Increase in marketable securities	—	(21)
Decrease in marketable securities	—	303
Other	18	1

Net cash provided by (used for) investing activities	$(33)	$236

Cash flows from financing activities:
Net increase in Invested deficit	—	97
Proceeds from revolving credit facility	300	—
Payments of revolving credit facility	(300)	—
Payments of long-term debt	(21)	—
Payments related to related party notes payable	—	(493)
Net change to cash pooling and short-term notes	—	(160)
Other	4	—

Net cash provided by (used for) financing activities	(17)	(556)

Effect of foreign exchange rate changes on cash and cash equivalents	(1)	(7)

Net increase (decrease) in cash and cash equivalents	(14)	(48)

Cash and cash equivalents at beginning of period	196	300

Cash and cash equivalents at end of period	$182	$252

Reconciliation of Net Income to Adjusted EBITDA and Consolidated EBITDA

($ in millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the LTM Ended June 30,	For the LTM Ended March 31,
	2019	2018	2019	2018	2019	2019
Net income —GAAP	$66	$150	$139	$208	$1,111	$1,195
Tax expense	21	(43)	45	12	(751)	(815)

Profit before taxes	87	107	184	220	360	380
Net interest expense (income)	15	(2)	30	(3)	46	29
Depreciation	16	18	35	36	70	73

EBITDA (Non-GAAP)	118	123	249	253	476	482

Other operating expenses, net (asbestos and environmental expenses) (2)	17	39	36	81	75	97
Non-operating (income) expense (3)	—	—	—	(4)	—	—
Stock compensation expense (4)	4	5	9	12	18	19
Repositioning charges (5)	2	—	3	2	3	1
Non-recurring Spin-Off Costs (6)	5	—	8	—	14	9
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	8	—	8	—	1	(7)

Adjusted EBITDA (Non-GAAP)	$154	$167	$313	$344	$587	$601

Adjusted EBITDA Margin (Non-GAAP) % (1)	19.2%	19.0%	19.1%	19.2%	18.2%	18.2%
FX Hedging (gain) / loss (net)	(1)	14	6	27	16	31
Adjusted EBITDA Excluding FX Hedging (gain) / loss net (Non-GAAP)	$153	$181	$319	$371	$603	$632

Adjusted EBITDA Margin, Excl FX Hedging (Non-GAAP) % (1)	19.1%	20.6%	19.5%	20.7%	18.7%	19.2%
Honeywell Indemnity Obligation payment	(38)	(44)	(76)	(88)	(162)	(167)
Additional pro forma standalone costs (7)	—	1	—	(1)	—	1
Other non-recurring, non-cash expense	—	(4)	—	—	2	(2)

Consolidated EBITDA	$115	$134	$243	$282	$443	$464

Add. Honeywell Indemnity Obligation Payment	38	44	76	88	162	167

Consolidated EBITDA (excl. Honeywell indemnity obligation) (non-GAAP)	$153	$178	$319	$370	$605	$631

Consolidated EBITDA % margin (excl. Honeywell indemnity obligation) (non-GAAP) (1)	19.1%	20.3%	19.5%	20.6%	18.8%	19.2%

(1)

Adjusted EBITDA Margin, Adjusted EBITDA Margin Excluding FX hedging and Consolidated EBITDA % margin (excluding Honeywell indemnity obligation) represent Adjusted EBITDA, Adjusted EBITDA Excluding FX hedging and Consolidated EBITDA (excluding Honeywell indemnity obligation) as a percentage of net sales, respectively.

(2)

For periods prior to the Spin-Off, we reflect an estimated liability for resolution of pending and future asbestos related and environmental liabilities primarily related to the Bendix legacy Honeywell business, calculated as if we were responsible for 100% of the Bendix asbestos-liability payments. We recognized a liability for any asbestos related contingency that was probable of occurrence and reasonably estimable. In connection with the recognition of liabilities for asbestos-related matters, we recorded asbestos-related insurance recoveries that are deemed probable. In periods subsequent to the Spin-Off, the accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Indemnification and Reimbursement Agreement with Honeywell entered into on September 12, 2018, under which we are required to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. See Note 17, Commitments and Contingencies of Notes to the Consolidated and Combined Interim Financial Statements in our quarterly report on Form 10-Q for the quarter ended June 30, 2019.

(3)	Non-operating expense (income) adjustment excludes net interest (income), the non-service components of pension expense, equity income of affiliates, and the impact of foreign exchange.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.
(6)

Non-recurring Spin-Off costs primarily include one-time costs incurred for the set-up of the IT, Legal, Finance, Communications and Human Resources functions after the Spin-Off from Honeywell on October 1, 2018.

(7)	Incremental costs above Corporate allocations already included in Adjusted EBITDA based on standalone assessment.

Reconciliation of Net Income to Adjusted EBIT

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net income – GAAP	$66	$150	$139	$208
Tax expense	21	(43)	45	12

Profit before taxes	87	107	184	220
Net interest (income) expense	15	(2)	30	(3)

EBIT (Non-GAAP)	102	105	214	217

Other operating expenses, net (asbestos and environmental expenses)	17	39	36	81
Non-operating (income) expense	—	—	—	(4)
Stock compensation expense	4	5	9	12
Repositioning charges	2	—	3	2
Non-recurring Spin-Off Costs	5	—	8	—
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	8	—	8	—

Adjusted EBIT	$138	$149	$278	$308

Adjusted EBIT Margin % (1)	17.2%	17.0%	17.0%	17.2%
FX Hedging (gain) / loss (net)	(1)	14	6	27

Adjusted EBIT Excluding FX Hedging (gain) / loss net (Non-GAAP)	$137	$163	$284	$335

Adjusted EBIT Excluding FX Hedging Margin (Non-GAAP) % (1)	17.1%	18.6%	17.3%	18.7%

Reconciliation of Organic Sales % Change

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Garrett
Reported sales % change	(9%)	13%	(9%)	16%
Less: Foreign currency translation	(5%)	6%	(5%)	9%

Organic sales % change	(4%)	7%	(4%)	7%

Gasoline
Reported sales % change	14%	40%	11%	39%
Less: Foreign currency translation	(7%)	10%	(7%)	11%

Organic sales % change	21%	30%	18%	28%

Diesel
Reported sales % change	(23%)	5%	(23%)	8%
Less: Foreign currency translation	(4%)	7%	(6%)	10%

Organic sales % change	(19%)	(2%)	(17%)	(2%)

Commercial vehicles
Reported sales % change	(7%)	16%	(5%)	20%
Less: Foreign currency translation	(3%)	4%	(4%)	6%

Organic sales % change	(4%)	12%	(1%)	14%

Aftermarket
Reported sales % change	(6%)	4%	(4%)	4%
Less: Foreign currency translation	(3%)	4%	(4%)	5%

Organic sales % change	(3%)	0%	0%	(1%)

Other Sales
Reported sales % change	(15%)	(9%)	(20%)	2%
Less: Foreign currency translation	(4%)	6%	(5%)	8%

Organic sales % change	(11%)	(15%)	(15%)	(6%)

Reconciliation of Cash Flow from Operations less Expenditures for property, plant and equipment

	For the Six Months Ended June 30,
($ in millions)	2019	2018
Net cash provided by (used for) operating activities	$37	$279
Expenditures for property, plant and equipment	$(51)	$(47)

Cash flow from operations less Expenditures for property plant and equipment	$(14)	$232

Reconciliation of Net Debt and Consolidated Debt, and Related ratios

($ in millions)	June 30, 2019	March 31, 2019
Secured Debt	$1,200	$1,205
Revolving Cash Facility	—	—
Unsecured Debt	398	393

Consolidated Debt	1,598	1,598

Term Debt	1,598	1,598
Related Party Note	—	—
Cash and Cash Equivalent	(182)	(207)

Net Debt	1,416	1,392

Consolidated EBITDA (last 12 months)	$443	$464

Net Debt to Consolidated EBITDA Ratio	3.20X	3.00X

Consolidated Debt to Consolidated EBITDA Ratio*	3.61X	3.45X

*	Consolidated debt excluding net debt relating to hedge obligations

Reconciliation of Net Income – GAAP to EBITDA and Adjusted EBITDA, and to Adjusted Unlevered, Adjusted Levered and Levered Free Cash Flow (FCF)

($ in millions)	For the Three Months Ended June 30, 2019	For the Six Months Ended June 30, 2019
Net Income — GAAP	$66	$139
Tax expense	21	45

Profit Before Taxes	87	184
Net interest (income) expense	15	30
Depreciation	16	35

EBITDA (Non-GAAP)	118	249
Other operating expenses, net (asbestos and environmental expenses)	17	36
Stock compensation expense	4	9
Repositioning charges	2	3
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	8	8
Non-recurring Spin-Off Costs	5	8

Adjusted EBITDA (Non-GAAP) included in Form 10Q	154	313

Change in working capital	(1)	(82)
Taxes (without MTT)	(45)	(57)
Capital Expenditures	(30)	(51)
Other	(31)	(15)

Adjusted Unlevered FCF	47	108

Interests	(20)	(28)

Adjusted Levered FCF	27	80

Indemnity Obligation & MTT to HON	(56)	(94)

Levered FCF	$(29)	$(14)